Global Crossing Announces
Second Quarter 2010 Results

  "Invest and grow" revenue of $555 million, a sequential increase of 2 percent in constant currency terms
  OIBDA of $93 million, a sequential increase of 22 percent in constant currency terms
  Free Cash Flow use of $13 million, an improvement of $59 million sequentially and essentially flat year over year
  Significant sequential progress toward achievement of 2010 guidance

FOR IMMEDIATE RELEASE: MONDAY, JULY 26, 2010

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, today announced unaudited second quarter 2010 results. The company said it will discuss its consolidated financial and operational results for the second quarter 2010 on a conference call tomorrow.

"Market trends continue to reflect increasing demand for converged communications and applications to enable productivity gains and competitive advantage in the global marketplace," said John Legere, chief executive officer of Global Crossing. "Our record order intake, together with second-quarter gains in financial performance, demonstrate significant progress toward the achievement of our annual guidance."

Results at a Glance
(Dollars in Millions)		Change vs. 1Q 2010		Change vs. 2Q 2009
	2Q 2010	Reported	Constant	Reported	Constant
			Currency		Currency
Consolidated Revenues	$ 630	(3)%	(1)%	0%	(2)%
"Invest & Grow" Revenues	$ 555	0%	2%	3%	2%
OIBDA	$ 93	21%	22%	0%	(2)%

Free Cash Flow	$ (13)	$ 59		$ (3)

The company's OIBDA, Free Cash Flow and constant currency measures are non-GAAP measures.  See "Non-GAAP Metrics," below, and the reconciliations of OIBDA and Free Cash Flow to the most directly comparable GAAP measures included in the attached financial tables.

Second Quarter Results

Global Crossing's consolidated revenue was $630 million in the second quarter of 2010, a decrease of 3 percent sequentially and essentially flat year over year. Compared with both prior periods, wholesale voice revenue declined $20 million due to pricing actions taken to improve margin performance. In addition, the sequential decrease included a $9 million unfavorable foreign exchange impact and the year-over-year decrease included a $7 million favorable foreign exchange impact. In constant currency terms, consolidated revenue decreased 1 percent sequentially and 2 percent year over year.

The company's "invest and grow" services generated revenue of $555 million in the second quarter, flat on a sequential basis and an increase of 3 percent year over year, including substantially all of the foreign exchange impacts referenced above. In constant currency terms, "invest and grow" revenue increased 2 percent both sequentially and year over year.

On a segment basis, Rest of World (ROW), GC Impsat and GCUK generated "invest and grow" revenue of $314 million, $134 million, and $113 million, respectively. In constant currency terms, ROW increased 1 percent sequentially and 2 percent year over year, GC Impsat increased 4 percent both sequentially and year over year, and GCUK increased 1 percent both sequentially and year over year.

The company's wholesale voice business generated revenue of $74 million in the second quarter, a 21 percent decrease sequentially and year over year. The revenue decline reflects the aforementioned pricing actions undertaken to optimize margin performance in this non-strategic portion of the company's revenue base.

Global Crossing reported gross margin for the second quarter of $199 million, compared with $193 million in the first quarter of 2010 and $201 million in the second quarter of 2009. Foreign currency unfavorably impacted gross margin by $2 million sequentially and favorably impacted gross margin by $3 million year over year. Excluding foreign exchange impacts, the sequential improvement in gross margin was driven by an increase in "invest and grow" revenue, lower cost of access and a reduction in accrued incentive compensation, partially offset by net benefits in the previous quarter, primarily from property tax and insurance recoveries. Excluding foreign exchange impacts, the year-over-year decrease was primarily due to the favorable margin impact of an $8 million customer contract buyout in the year-ago period.

SG&A expenses were $106 million in the second quarter of 2010, compared with $116 million in the first quarter of 2010 and $108 million in the second quarter of 2009. Foreign currency favorably impacted SG&A by $1 million sequentially and unfavorably impacted SG&A by $1 million year over year. Excluding foreign exchange impacts, the sequential decrease was principally due to lower sales commissions and accrued incentive compensation, as well as a decrease in bad debt expense. Excluding foreign exchange impacts, the year-over-year decrease was principally due to lower professional fees and a decrease in bad debt expense, partially offset by higher accrued incentive compensation.

Global Crossing reported $93 million of OIBDA in the second quarter, compared with $77 million in the first quarter of 2010 and $93 million in the second quarter of 2009. On a segment basis, ROW, GC Impsat and GCUK contributed $32 million, $41 million and $20 million, respectively.

Global Crossing's consolidated net loss applicable to common shareholders was $48 million for the second quarter of 2010. On a sequential basis, net loss decreased $72 million, principally due to a decrease in unfavorable foreign exchange impacts and an increase in OIBDA. On a year-over-year basis, net loss increased $74 million, principally due to unfavorable foreign exchange impacts and, to a lesser degree, an increase in interest expense.

Cash and Liquidity

As of June 30, 2010, Global Crossing had $328 million of unrestricted cash, compared with $359 million at March 31, 2010 and $268 million at June 30, 2009. Including $15 million of restricted cash, Global Crossing had total cash of $343 million at June 30, 2010.

Cash from operating activities for the second quarter was $36 million. Global Crossing received $23 million in proceeds from the sale of IRUs and prepaid services in the second quarter. Uses of cash for the quarter included $63 million for capital expenditures and principal payments on capital leases.

The company reported Free Cash Flow of negative $13 million in the quarter, compared with negative $72 million in the prior quarter and negative $10 million in the year-ago period. The sequential improvement was primarily driven by improved working capital performance, higher OIBDA and lower cash interest payments, partly offset by the payment of 2009 annual incentive compensation in the quarter.

2010 Guidance

The company's 2010 guidance, which was originally provided on February 16, 2010 and assumes foreign exchange rates as of February 15, 2010, is as follows:
Metric	2010 Guidance
($ in millions)
"Invest & Grow" Revenue	$2,300 - $2,375
OIBDA	$390 - $440
Free Cash Flow	$10 - $60

Management continues to forecast 2010 performance within the above guidance ranges for the designated measures based on various assumptions which may or may not materialize. Some of the risks and uncertainties that could cause actual results to differ materially from these estimates are referenced at the end of this press release.

Non-GAAP Metrics

Pursuant to the Securities and Exchange Commission's (SEC's) Regulation G and Item 10(e)(1)(i) of Regulation S-X, the attached financial tables include definitions of non-GAAP financial measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).  In addition, measures referred to in this press release as being calculated "in constant currency terms" are non-GAAP measures intended to present the relevant information assuming a constant exchange rate between the two periods being compared. Such measures are calculated by applying the currency exchange rates used in the preparation of the prior period financial results to the subsequent period results.

Conference Call
The company will hold a conference call on Tuesday, July 27, 2010 at 9:00 a.m. EDT to discuss its financial results. The call may be accessed by dialing +1 212 231 2913 or, if calling from within the United Kingdom, by dialing +44 203 300 0095. Callers are advised to access the call 15 minutes before the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on Tuesday, July 27, 2010 beginning at 11:30 a.m. EDT and will be accessible until Tuesday, August 3, 2010 at 11:30 a.m. EDT.  To access the replay, North American callers may dial +1 402 977 9140 or +1 800 633 8284 and enter reservation number 21476939. Callers in the United Kingdom may dial +44 870 000 3081 or +1 800 692 0831 and enter reservation number 21476939.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) is a leading global IP and Ethernet solutions provider with the world's first integrated global IP-based network. The company offers a full range of data, voice and collaboration services with an industry leading customer experience and delivers service to approximately 40 percent of the Fortune 500, as well as to 700 carriers, mobile operators and ISPs. It delivers converged IP services to more than 700 cities in more than 70 countries around the world.

Website Access to Company Information

Global Crossing maintains a corporate website at www.globalcrossing.com, and you can find additional information about the company through the Investors pages on that website at http://investors.globalcrossing.com. Global Crossing utilizes its website as a channel of distribution of important information about the company. Global Crossing routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investors web pages.

Visitors to the Investors web pages can view and print copies of Global Crossing's SEC filings, including periodic and current reports on Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the standing committees of Global Crossing's Board of Directors, its Corporate Governance Guidelines, Ethics Policy, press releases and analysts presentations are all available through the Investors web pages.

Please note that the information contained on any of Global Crossing's websites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference therein.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: Global Crossing's history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; the availability of future borrowings in an amount sufficient to pay our indebtedness and to fund our other liquidity needs; legal and contractual restrictions on the inter-company transfer of funds by the company's subsidiaries; the company's ability to continue to connect its network to incumbent carriers' networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company's Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company's substantial international operations; risks associated with movements in foreign currency exchange rates; risks related to restrictions on the conversion of the Venezuelan bolivar into U.S. dollars and to the resultant buildup of a material excess bolivar cash balance, which is carried on Global Crossing's books at the official exchange rate, attributing to the bolivar a value that is significantly greater than the value that would prevail on an open market; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company's own internal controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; and other risks referenced from time to time in the company's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Michael Schneider

+ 1 973 937 0146

Michael.Schneider@globalcrossing.com

Analysts/Investors Contact

Mark Gottlieb

+ 1 800 836 0342

glbc@globalcrossing.com

Antonio Suarez

+1 973 937 0233

Antonio.Suarez@globalcrossing.com

IR/PR1

Global Crossing Limited		Table 1
Condensed Consolidated Balance Sheets
($ in millions)

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 328	$ 477
Restricted cash and cash equivalents - current portion	10	9
Accounts receivable, net of allowances of $50 and $50	336	328
Prepaid costs and other current assets	95	101

Total current assets	769	915

Restricted cash and cash equivalents - long term	5	7
Property and equipment, net of accumulated depreciation of $1,332 and $1,216	1,203	1,280
Intangible assets, net (including goodwill of $171 and $175)	191	198
Other assets	81	88

Total assets	$ 2,249	$ 2,488

LIABILITIES:
Current liabilities:
Accounts payable	$ 269	$ 312
Accrued cost of access	87	87
Short term debt and current portion of long term debt	157	37
Obligations under capital leases - current portion	51	49
Deferred revenue - current portion	177	174
Other current liabilities	370	384

Total current liabilities	1,111	1,043

Long term debt	1,163	1,295
Obligations under capital leases	79	90
Deferred revenue	323	334
Other deferred liabilities	60	86

Total liabilities	2,736	2,848

SHAREHOLDERS' DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value,
60,463,925 and 60,219,817 shares issued and outstanding as of
June 30, 2010 and December 31, 2009, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized,
$.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	1,434	1,427
Accumulated other comprehensive loss	8	(24)
Accumulated deficit	(1,932)	(1,766)

Total shareholders' deficit	(487)	(360)

Total liabilities and shareholders' deficit	$ 2,249	$ 2,488

Global Crossing Limited				Table 2
Unaudited Condensed Consolidated Statements of Operations
($ in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$ 630	$ 633	$ 1,278	$ 1,242

Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(276)	(285)	(581)	(571)
Real estate, network and operations	(103)	(98)	(202)	(195)
Third party maintenance	(26)	(27)	(53)	(51)
Cost of equipment and other sales	(26)	(22)	(50)	(45)
Total cost of revenue	(431)	(432)	(886)	(862)
Gross margin	199	201	392	380
Selling, general and administrative	(106)	(108)	(222)	(212)
Depreciation and amortization	(82)	(82)	(170)	(161)
Operating income	11	11	-	7
Other income (expense):
Interest income	1	4	1	5
Interest expense	(48)	(38)	(97)	(74)
Other income (expense), net	(6)	58	(58)	43
Income (loss) before provision for income taxes	(42)	35	(154)	(19)
Provision for income taxes	(5)	(8)	(12)	(12)
Net income (loss)	(47)	27	(166)	(31)
Preferred stock dividends	(1)	(1)	(2)	(2)
Income (loss) applicable to common shareholders	$ (48)	$ 26	$ (168)	$ (33)

Income (loss) per common share, basic:
Income (loss) applicable to common shareholders	$ (0.79)	$ 0.43	$ (2.78)	$ (0.56)
Weighted average number of common shares	60,434,227	59,904,503	60,351,317	58,422,070

Income (loss) per common share, diluted:
Income (loss) applicable to common shareholders	$ (0.79)	$ 0.34	$ (2.78)	$ (0.56)
Weighted average number of common shares	60,434,227	78,540,571	60,351,317	58,422,070

Global Crossing Limited		Table 3
Unaudited Condensed Consolidated Statements of Cash Flows
($ in millions)

	Six Months Ended
	June 30,
	2010	2009

Cash flows provided by (used in) operating activities:
Net loss	$ (166)	$ (31)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on sale of property and equipment	(1)	-
Non-cash stock compensation expense	10	10
Depreciation and amortization	171	161
Provision for doubtful accounts	2	4
Amortization of prior period IRUs	(12)	(11)
Change in long term deferred revenue	8	32
Other	79	(46)
Change in operating working capital:
- Changes in accounts receivable	(24)	(17)
- Changes in accounts payable and accrued cost of access	(36)	(67)
- Changes in other current assets	(6)	(12)
- Changes in other current liabilities	(20)	27
Net cash provided by operating activities	5	50

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(90)	(92)
Proceeds from sale of property and equipment	1	-
Proceeds from sale of marketable securities	-	4
Change in restricted cash and cash equivalents	1	(2)
Net cash used in investing activities	(88)	(90)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	-	6
Repayment of capital lease obligations	(28)	(30)
Repayment of long term debt (including current portion)	(7)	(20)
Finance costs incurred	(1)	-
Payment of employee taxes on share-based compensation	(1)	(12)
Net cash used in financing activities	(37)	(56)

Effect of exchange rate changes on cash and cash equivalents	(29)	4
Net decrease in cash and cash equivalents	(149)	(92)
Cash and cash equivalents, beginning of period	477	360
Cash and cash equivalents, end of period	$ 328	$ 268

Global Crossing Limited and Subsidiaries															Table 4
Unaudited Condensed Consolidated Statements of Operations
($ in millions)

	Quarter Ended June 30, 2010					Quarter Ended March 31, 2010					Quarter Ended June 30, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total	GCUK	GC Impsat	ROW [1]	Eliminations	Total	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue	$ 115	$ 137	$ 384	$ (6)	$ 630	$ 120	$ 132	$ 402	$ (6)	$ 648	$ 115	$ 125	$ 397	$ (4)	$ 633
Cost of revenue
Cost of access	(35)	(31)	(215)	5	(276)	(38)	(31)	(242)	6	(305)	(36)	(27)	(225)	3	(285)
Real estate, network and operations	(18)	(24)	(62)	1	(103)	(10)	(22)	(67)	-	(99)	(18)	(21)	(59)	-	(98)
Third party maintenance	(6)	(6)	(14)	-	(26)	(5)	(7)	(15)	-	(27)	(6)	(5)	(16)	-	(27)
Cost of equipment and other sales	(17)	(5)	(4)	-	(26)	(17)	(4)	(3)	-	(24)	(17)	(3)	(2)	-	(22)
Total cost of revenue	(76)	(66)	(295)	6	(431)	(70)	(64)	(327)	6	(455)	(77)	(56)	(302)	3	(432)
Gross margin	39	71	89	-	199	50	68	75	-	193	38	69	95	(1)	201
Selling, general and administrative	(19)	(30)	(57)	-	(106)	(20)	(28)	(68)	-	(116)	(17)	(25)	(67)	1	(108)
Depreciation and amortization	(15)	(20)	(47)	-	(82)	(17)	(24)	(47)	-	(88)	(16)	(21)	(45)	-	(82)
Operating income (loss)	5	21	(15)	-	11	13	16	(40)	-	(11)	5	23	(17)	-	11
Other income (expense):
Interest income	2	-	6	(7)	1	2	1	4	(7)	-	1	2	4	(3)	4
Interest expense	(14)	(6)	(35)	7	(48)	(14)	(7)	(35)	7	(49)	(13)	(9)	(19)	3	(38)
Other income (expense), net	(1)	1	(6)	-	(6)	(13)	(28)	(11)	-	(52)	28	7	23	-	58
Income (loss) before benefit (provision) for income taxes	(8)	16	(50)	-	(42)	(12)	(18)	(82)	-	(112)	21	23	(9)	-	35
Benefit (provision) for income taxes	-	(6)	1	-	(5)	-	(6)	(1)	-	(7)	(1)	(5)	(2)	-	(8)
Net income (loss)	(8)	10	(49)	-	(47)	(12)	(24)	(83)	-	(119)	20	18	(11)	-	27
Preferred stock dividends	-	-	(1)	-	(1)	-	-	(1)	-	(1)	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (8)	$ 10	$ (50)	$ -	$ (48)	$ (12)	$ (24)	$ (84)	$ -	$ (120)	$ 20	$ 18	$ (12)	$ -	$ 26

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

Global Crossing Limited and Subsidiaries					Table 5
Unaudited Summary of Consolidated Revenue
($ in millions)

	Quarter Ended June 30, 2010
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 113	$ 132	$ 310	$ -	$ 555
Carrier voice	2	3	69	-	74
Other	-	-	1	-	1
Intersegment revenue	-	2	4	(6)	-
Consolidated revenue	$ 115	$ 137	$ 384	$ (6)	$ 630

	Quarter Ended March 31, 2010
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 119	$ 127	$ 308	$ -	$ 554
Carrier voice	1	3	90	-	94
Intersegment revenue	-	2	4	(6)	-
Consolidated revenue	$ 120	$ 132	$ 402	$ (6)	$ 648

	Quarter Ended June 30, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 113	$ 119	$ 307	$ -	$ 539
Carrier voice	2	4	88	-	94
Intersegment revenue	-	2	2	(4)	-
Consolidated revenue	$ 115	$ 125	$ 397	$ (4)	$ 633

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

Global Crossing Limited					Table 6
Unaudited Reconciliation of OIBDA to Income (Loss) Applicable to Common Shareholders
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of OIBDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to income (loss) applicable to common shareholders.

OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss) in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

Management uses OIBDA as an important part of our internal reporting and planning processes and as a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions. Management believes that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items and preferred stock dividends. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Management believes that OIBDA is useful to our investors as it is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides investors with an indication of the underlying performance of our everyday business operations. It excludes the effect of items associated with our capitalization and tax structures, such as interest income, interest expense and income taxes, and of other items not associated with our everyday operations.

	Quarter Ended June 30, 2010
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

OIBDA	$ 20	$ 41	$ 32	$ -	$ 93
Depreciation and amortization	(15)	(20)	(47)	-	(82)
Operating income (loss)	5	21	(15)	-	11
Interest income	2	-	6	(7)	1
Interest expense	(14)	(6)	(35)	7	(48)
Other income (expense), net	(1)	1	(6)	-	(6)
Benefit (provision) for income taxes	-	(6)	1	-	(5)
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (8)	$ 10	$ (50)	$ -	$ (48)

	Quarter Ended March 31, 2010
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

OIBDA	$ 30	$ 40	$ 7	$ -	$ 77
Depreciation and amortization	(17)	(24)	(47)	-	(88)
Operating income (loss)	13	16	(40)	-	(11)
Interest income	2	1	4	(7)	-
Interest expense	(14)	(7)	(35)	7	(49)
Other expense, net	(13)	(28)	(11)	-	(52)
Provision for income taxes	-	(6)	(1)	-	(7)
Preferred stock dividends	-	-	(1)	-	(1)
Loss applicable to common shareholders	$ (12)	$ (24)	$ (84)	$ -	$ (120)

	Quarter Ended June 30, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

OIBDA	$ 21	$ 44	$ 28	$ -	$ 93
Depreciation and amortization	(16)	(21)	(45)	-	(82)
Operating income (loss)	5	23	(17)	-	11
Interest income	1	2	4	(3)	4
Interest expense	(13)	(9)	(19)	3	(38)
Other income, net	28	7	23	-	58
Provision for income taxes	(1)	(5)	(2)	-	(8)
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ 20	$ 18	$ (12)	$ -	$ 26

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

Global Crossing Limited and Subsidiaries		Table 7
Unaudited Reconciliations of Free Cash Flow to Net Cash Provided by Operating Activities
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Free Cash Flow, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net cash provided by operating activities.

We define Free Cash Flow as net cash provided by (used in) operating activities less purchases of property and equipment as disclosed in the statement of cash flows. Free Cash Flow differs from the net change in cash and cash equivalents in the statement of cash flows in that it excludes the cash impact of: all investing activities (other than capital expenditures, which are a fundamental and recurring part of our business); all financing activities; and exchange rate changes on cash and cash equivalents balances.

Management uses Free Cash Flow as a relevant indicator of our ability to generate cash to pay debt. Free Cash Flow also is an important part of our internal reporting and a key measure used by management to evaluate liquidity from period to period. We believe that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Moreover, we do not currently pay a significant amount of income taxes due to net operating losses, and we therefore generate higher Free Cash Flow than comparable businesses that do pay income taxes. Additionally, Free Cash Flow is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Free Cash Flow also does not include certain significant cash items such as purchases and sales out of the ordinary course of business, proceeds from financing activities, repayments of capital lease obligations and other debt, and the effect of exchange rate changes on cash and cash equivalents balances. Free Cash Flow should be considered in addition to, and not as a substitute for, net change in cash and cash equivalents in the statement of cash flows reported in accordance with GAAP.

Management believes that Free Cash Flow is useful to our investors as it provides an indication of the underlying cash position of our everyday business operations and the ability to pay debt.

Quarter Ended
June 30,
2010

Free Cash Flow	$ (13)
Purchases of property and equipment	49
Net cash provided by operating activities	$ 36

Quarter Ended
March 31,
2010

Free Cash Flow	$ (72)
Purchases of property and equipment	41
Net cash used in operating activities	$ (31)

Quarter Ended
June 30,
2009

Free Cash Flow	$ (10)
Purchases of property and equipment	54
Net cash provided by operating activities	$ 44

Global Crossing Limited and Subsidiaries		Table 8
Unaudited Reconciliations of 2010 OIBDA and Free Cash Flow Guidance
($ in millions)

When providing projections for non-GAAP measures, we are required to provide a reconciliation of the non-GAAP measure to the most directly comparable GAAP metric to the extent available without unreasonable efforts. In such cases, we may indicate an amount or range for GAAP measures that are components of the reconciliation. The provision of such amounts or ranges must not be interpreted as explicit or implicit projections of those GAAP components. To reconcile the non-GAAP financial metric to GAAP, we must use amounts or ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While we feel reasonably comfortable with the methodology used to generate the projections of our non-GAAP financial metrics, we fully expect that the amounts or ranges used for the GAAP components will vary from actual results. We have made numerous assumptions in preparing our projections. These assumptions, including the amounts of the various components that comprise a financial metric, may or may not prove to be correct. We will consider our projections of non-GAAP financial metrics to have been achieved if the specific non-GAAP measure is met or exceeded, even if the GAAP components of the reconciliation are materially different from those provided in an earlier reconciliation.

This reconciliation was prepared based on the Company's guidance as provided on February 16, 2010, which is included in the preceding press release.

	Twelve months ended
	December 31, 2010
	Low End of Guidance	High End of Guidance

OIBDA	$ 390	$ 440
Depreciation and amortization	(380)	(383)
Operating income	10	57
Interest expense, net	(200)	(200)
Provision for income taxes	(25)	(25)
Preferred stock dividends	(4)	(4)
Net loss applicable to common shareholders	$ (219)	$ (172)

Free Cash Flow	$ 10	$ 60
Purchases of property and equipment	165	195
Net cash provided by operating activities	$ 175	$ 255

For definitions and further description of these non-GAAP measures see tables 6 and 7.